Group 1 Automotive, Inc.
Add–1–

NEWS RELEASE GROUP 1 AUTOMOTIVE, INC.

AT GROUP 1:	Chairman, President and CEO	B.B. Hollingsworth, Jr.	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

950 Echo Lane, Suite 100 Houston, TX 77024

FOR IMMEDIATE RELEASE
THURSDAY, SEPT. 9, 2004

GROUP 1 AUTOMOTIVE ACQUIRES NEW YORK PLATFORM

Nissan Add-Point Opens in Boston

HOUSTON, Sept. 9, 2004 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today announced that it has entered the New York market with the recently completed acquisition of the Hassel Auto Group on Long Island.

Hassel Auto Group consists of four dealerships in Freeport, Glen Cove and Huntington, N.Y. These dealerships, which are comprised of a BMW, a Mini and two Volvo franchises, are expected to generate approximately $150 million in annual revenues. Michael Dellaquila, who is the third generation of his family to operate the dealerships, will serve as platform president. BelAir Partners acted as financial advisor to the Dellaquila family on this transaction.

“We are pleased to add these franchises to our growing import offerings,” said B.B. Hollingsworth Jr., Group 1’s chairman, president and chief executive officer. “An important part of this transaction is that Michael has agreed to join Group 1 and continue to manage these outstanding operations in this attractive market.”

Group 1 also opened its previously announced Ira Nissan Woburn dealership in Stoneham, Mass., earlier this month. The Nissan add-point, which was granted and announced in July 2002, is the company’s second Nissan dealership in the Boston area and is part of the growing 14-franchise Ira Motor Group. It is expected to generate approximately $40 million in annual revenues.

Acquisition Update
Year to date, Group 1 has completed the acquisitions of 23 franchises with approximately $1.2 billion of expected annual revenues, slightly exceeding its full-year acquisition target of $1 billion. These acquisitions include three new platforms in California, New Jersey and New York, as well as seven tuck-ins in California, Texas and Massachusetts. The brand mix of these acquired franchises, based on expected revenues, consists of 21 percent domestics and 79 percent imports, including 47 percent luxury brands.

“Although we continue to find acquisition candidates that meet our stringent criteria, we do not anticipate closing any additional platform acquisitions for the remainder of the year,” stated Hollingsworth.

About Group 1 Automotive, Inc.
Group 1 currently owns 95 automotive dealerships comprised of 141 franchises, 33 brands and 32 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

•	our future operating performance

•	the future revenues of acquired dealerships

•	the completion of future acquisitions

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:

•	the future economic environment, including consumer confidence, interest rates, the price of gasoline, the level of manufacturer incentives and the availability of consumer credit may affect the demand for new and used vehicles, replacement parts, maintenance and repair services and finance and insurance products

•	adverse international developments such as war, terrorism, political conflicts or other hostilities may affect the demand for our products and services

•	the future regulatory environment, adverse legislation, or unexpected litigation may impose additional costs on us or otherwise adversely affect us

•	our principal automobile manufacturers, especially Toyota/Lexus, Ford, DaimlerChrysler, General Motors, Honda/Acura and Nissan/Infiniti, may not continue to produce or make available to us vehicles that are in high demand by our customers

•	requirements imposed on us by our manufacturers may affect our ability to complete acquisitions and increase the level of capital expenditures related to our dealership facilities

•	our dealership operations may not perform at expected levels or achieve expected improvements

•	we may not achieve expected future cost savings and our future costs could be higher than we expect

•	available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities or repurchase shares

•	our cost of financing could increase significantly

•	new accounting standards could materially impact our reported earnings per share

•	we may not complete additional acquisitions or the pace of acquisitions may change

•	we may not be able to adjust our cost structure to any reduction in the demand for our products and services

•	we may lose key personnel

•	competition in our industry may impact our operations or our ability to complete acquisitions

•	we may not achieve expected sales volumes from our new franchises

•	insurance costs could increase significantly, and all of our losses may not be covered by insurance

•	we may not obtain inventory of new and used vehicles and parts, including imported inventory, at the cost, or in the volume, we expect

These factors, as well as additional factors that could affect our operating results and performance, are described in our Form 10-K under the headings “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information.

We undertake no duty to update the forward-looking statements.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.